                                                                      EXHIBIT 12

                    OXFORD HEALTH PLANS, INC. & SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (IN THOUSANDS EXCEPT RATIOS)



                           THREE MONTHS
                          ENDED MARCH 31                    YEAR ENDED DECEMBER 31
                        ------------------   ----------------------------------------------------
                         1999       1998       1998        1997        1996      1995      1994
                        -------   --------   ---------   ---------   --------   -------   -------
Earnings (loss) before
  income taxes........  $24,645   $(69,696)  $(615,229)  $(431,611)  $172,049   $91,501   $49,926
Add back fixed
  charges.............   13,130      7,684      59,030       8,000      7,000     5,000     3,000
                        -------   --------   ---------   ---------   --------   -------   -------
Total earnings
  (loss)..............  $37,775   $(62,012)  $(556,199)  $(423,611)  $179,049   $96,501   $52,926
                        =======   ========   =========   =========   ========   =======   =======
Fixed charges:
  Interest (none
     capitalized).....  $10,130   $  3,684   $  43,030   $      --   $     --   $    --   $    --
  Interest component
     of rental
     payments.........    3,000      4,000      16,000       8,000      7,000     5,000     3,000
                        -------   --------   ---------   ---------   --------   -------   -------
          Total fixed
            charges...  $13,130   $  7,684   $  59,030   $   8,000   $  7,000   $ 5,000   $ 3,000
                        =======   ========   =========   =========   ========   =======   =======
Ratio of earnings to
  fixed charges.......      2.9      *           *           *           25.6      19.3      17.6
                        =======   ========   =========   =========   ========   =======   =======


-------------------------


* Earnings were insufficient to cover fixed charges by $615.2 million for the year 1998, $431.6 million for the year 1997 and $69.7 million for the three months ended March 31, 1998.



     For purposes of computing these ratios, we increased our earnings before income taxes, as reported in our most recent Annual Report on Form 10-K/A No. 1 and our Quarterly Report on Form 10-Q/A No. 1 for the quarter ended March 31, 1999, by the fixed charges. We then divided the amount of earnings by the amount of fixed charges, resulting in the ratio of earnings to fixed charges. Fixed charges represent interest expense plus the estimated interest factor in rental expense. We have not capitalized interest in any period.